Exhibit 28(j) - Accountant's Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Midas Perpetual Portfolio, Inc. and to the use of our report dated February 25, 2011 on the financial statements and financial highlights of Midas Perpetual Portfolio, Inc.   Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2010 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

Philadelphia, Pennsylvania April 28, 2011	TAIT, WELLER & BAKER LLP